LIST OF SUBSIDIARIES

Jurisdiction of
Name of Subsidiaries	Incorporation

Superior Industries International Arkansas, LLC	Delaware, U.S.A.

Superior Industries International Asset Management, Inc.	California, U.S.A.

Superior Industries International Holdings, LLC	Delaware, U.S.A.

Superior Industries International Kansas, LLC	Delaware, U.S.A.

Superior Industries International Michigan, LLC	Delaware, U.S.A.

Superior Industries North America, LLC	Delaware, U.S.A.

Superior Industries de Mexico, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries North America, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries Trading de Mexico, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries International Netherlands B.V.	The Netherlands

Superior Industries International Cyprus Limited	Nicosia, Cyprus